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Exhibit 99

Admiralty Bancorp, Inc. Announces New Ticker Symbol

PALM BEACH GARDENS, Fla.-- Aug 7, 2001--Admiralty Bancorp, Inc. announced today that effective August 13, 2001, it will change its ticker symbol on the Nasdaq national market to "AAAB". The Company, which is the holding company for Admiralty Bank, currently trades under the symbol "AAABB". The Company no longer has any Class A common stock outstanding, and intends to ask its shareholders to amend its certificate of incorporation to eliminate the Class A stock at its 2002 Annual Meeting. The Company's Class B common stock is the Company's only outstanding stock.

Admiralty Bancorp, Inc. (Nasdaq:AAABB) is the parent company of Admiralty
Bank. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and eight branch offices located in Altamonte Springs, Boca Raton, Cocoa Beach, Juno Beach, Jupiter, Melbourne and Orlando(2), Florida. The Company is in the process of opening a Fort Lauderdale location, which will be the Bank's tenth location. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:
     Admiralty Bancorp, Inc., Palm Beach Gardens
     Kevin Sacket, 561/624-4701